Exhibit 99.1

BioLife Solutions Restructures biologistex™ Joint Venture

Consolidation of Cold Chain Technologies Enables External Investment in evo™ Smart Shipper and biologistex SaaS Opportunity

BOTHELL, WA — January 3, 2017 — BioLife Solutions, Inc. (NASDAQ: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media and a related cloud hosted biologistics cold chain management app for smart shippers (“BioLife”) today announced the restructuring of its biologistex CCM LLC joint venture (JV) formed with SAVSU Technologies LLC (“SAVSU”), to develop and commercialize the evo Smart Shipper and related biologistex Cold Chain Management SaaS.

Pursuant to the restructuring, BioLife will convert its outstanding loan to the JV into a capital contribution and SAVSU will contribute all of its cold chain related operations, technology, IP and assets to the JV.

BioLife will continue to market and sell evo subscriptions and provide ongoing fulfillment and customer support in exchange for a 20% commission on revenue from its sales and marketing efforts and a fixed monthly fee for the first year. In addition, certain BioLife employees have been transitioned to the JV, as well as related costs associated with evo and biologistex product development and marketing. BioLife’s ownership interest in the JV will initially be reduced from 52% to 45%, and the JV’s operating results will no longer be consolidated with BioLife’s results. Mike Rice, BioLife CEO, will remain a member of the JV’s Management Committee.

“Following the successful completion of the development of evo hardware and software, transitioning to a revised corporate structure of our joint venture will help to accelerate growth of this disruptive IoT and cold chain technology platform,” said Mike Rice.  “The restructuring consolidates the evo hardware, software and intellectual property into a single entity and moreover, allows for new, external capital to be invested into the JV to drive growth, while at the same time significantly reducing BioLife’s cash operating and development expenses.  We will continue to maintain a strong financial interest and operational role in driving the success of the platform and will remain intimately involved in marketing the evo Smart Shipper to the life sciences sector.   BioLife has numerous high profile prospects in the cellular immunotherapy and broader regenerative medicine market that are currently evaluating evo and our award-winning IoT cold chain SaaS.  We look forward to continuing to offer this best-in-class cold chain management solution to our current biopreservation media customers and the cell therapy market.”

The biologistex cloud based cold chain management service is an integrated logistics and tracking and trace web app used by shippers of time and temperature sensitive biologic materials. The evo Smart Shipper is a state of the art precision thermal shipping container with embedded payload monitoring, GPS location tracking, and cellular communication electronics that transmit critical shipment information to the cloud. The SaaS app enables users to monitor high value shipments during transit and configure actionable alerts for downstream recipients for location, approaching destination, delivery, package open, and remaining shelf life or stability via the patent pending StableAlert™ countdown timer.

Bruce McCormick, newly appointed President and CEO of the biologistex JV, commented, “This is an exciting time in the biotechnology space and our evo system offers the broadest and most sophisticated solution available for transporting precious time and temperature sensitive biologics. We have a long list of exciting product and business announcements that we look forward to sharing in 2017.  As the pace of innovation increases, having evo product design and development, IT development and environmental testing all under one roof is a significant improvement for us.  In 2017, biologistex plans to aggressively increase our sales presence and marketing activities. BioLife has created significant awareness of the need for improved cold chain logistics and we look forward to continuing our collaboration. In addition to welcoming Mike Rice’s continued Board of Directors role, we’re also pleased to announce that Aby J. Mathew, PhD, BioLife Senior Vice President and Chief Technology Officer, has joined our Scientific Advisory Board.”

About biologistex

biologistex designs and builds solutions to ensure the safe delivery and storage of time and temperature sensitive biologic medicines. Our mission is to improve global health by greatly reducing the waste and risks associated with the improper freezing and overheating of thermal-sensitive medicines and biologics. biologistex has developed proprietary state-of-the-art technology to ultimately lower costs and improve delivery of life saving biologic-based medicine. For more information please visit www.biologistex.net.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets biopreservation media products and smart shipping containers connected to a cloud hosted cold chain management app to improve the quality of delivery logistics for cells, tissues, and organs. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death. BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs. For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning new products, the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, market adoption of biologistex, commercial manufacturing of our customers’ products, potential proceeds from the credit facility, and projected financial results, cash flow and liquidity, including the potential for reaching positive cash flow from operations next year. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations

Roderick de Greef

Chief Financial Officer

(425) 686-6002

rdegreef@biolifesolutions.com